Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-116544 on Form S-8 of our report dated March 15, 2006, relating to the financial statements and the financial statement schedule of Stratagene Corporation, appearing in this Annual Report on Form 10-K of Stratagene Corporation for the year ended December 31, 2005.
/s/Mayer Hoffman McCann P.C.
San Diego, California
March 15, 2006